Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES REDUCED
DEVELOPMENT ACTIVITY AND RELATED CHARGES TO EARNINGS
Houston, TEXAS (February 2, 2010) — Camden Property Trust (NYSE:CPT) announced today a reduction in the number of planned development projects it anticipates undertaking and the charges related to such actions. These decisions were the result of Camden’s quarterly strategic review taking into consideration the current and anticipated economic climate.
The Company will recognize a charge of approximately $85.6 million in the fourth quarter of 2009. The charge reflects a $72.2 million non-cash reduction to the previous carrying value of $109.9 million for land holdings for eight future projects the Company has put on hold for the foreseeable future, and a $13.4 million charge associated with a land development joint venture. These reductions primarily reflect the decline in fair market value below the carrying value of these investments. Camden will also cease capitalizing interest and expenses associated with these assets.
Camden currently has five wholly-owned land parcels held for future development, with a total cost basis of approximately $89.6 million, which are not affected by these actions. Camden plans to continue its predevelopment activities for these five wholly-owned land parcels in 2010. The Company currently does not anticipate starting any new development during the first half of 2010, and future development starts will be evaluated based on the Company’s then current assessment of market, economic and capital markets conditions.
Camden currently has 372 apartment homes under development at two multifamily properties, including 119 apartment homes at a multifamily property owned through a non-consolidated joint venture and 253 homes at a multifamily property owned through a consolidated joint venture in which Camden owns an interest. Less than $10.0 million remains to be funded for these development projects, and the Company expects the remaining expenditures to be funded from existing construction loans.
“Development remains a core competency for Camden,” said Richard Campo, Chairman and Chief Executive Officer. “We believe that market conditions will improve in the future, allowing us to start some of the projects we have delayed.”
Excluding the charges mentioned above, Camden currently expects fourth quarter 2009 Funds From Operations (“FFO”) per diluted share to be within the range set forth in our third quarter earnings release issued on October 29, 2009, which release also contains a reconciliation of expected FFO to expected earnings per share.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 183 properties containing 63,286 apartment homes across the United States. Upon completion of two properties under development, the Company’s portfolio will increase to 63,658 apartment homes in 185 properties. Camden was recently named by FORTUNE® Magazine for the third consecutive year as one of the “100 Best Companies to Work For” in America, placing 10th on the list.
For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our website at camdenliving.com.